Exhibit 99.1
The First Bancorp Reports Second Quarter Net Income Up 2.7%
DAMARISCOTTA, ME, July 22, 2020 – The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended June 30, 2020. Unaudited net income was $6.6 million, up $174,000 or 2.7% from the $6.4 million reported for the three months ended June 30, 2019. Earnings per common share for the period on a fully diluted basis were up $0.01 to $0.60 per share, an increase of 1.7% from the prior year. The Company also reported results for the six months ended June 30, 2020. Net income was $13.1 million, up $513,000 or 4.1% from the first six months of 2019, with earnings per share on a fully diluted basis of $1.20, up $0.05 or 4.3% from the same period in 2019.

“I’m pleased to report that The First Bancorp performed strongly in the second quarter despite the ongoing operational and business climate challenges brought about by the COVID-19 virus,” commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Net income of $6.6 million was achieved by successes across all business lines. Growth in earning assets combined with stable interest rate margins led to a $1.5 million, or 11.9%, increase in net interest income before loan loss provision versus the second quarter of 2019, while non-interest revenue increased $1.0 million, or 27.6%, year-over-year, driven largely by a surge in mortgage refinance activity which produced a $1.0 million increase in mortgage banking revenue versus the second quarter of 2019. Operating expenses in the second quarter increased a modest 2.1% from a year ago. Also of note was further asset quality improvement as demonstrated by the ratio of non-performing loans to total loans which fell to 0.57% as of June 30, 2020 from 0.75% as of March 31, 2020 and 1.23% as of June 30, 2019."
Mr. McKim continued, "We are very proud of the efforts the Company has made, and continues to make, in support of our customers and community partners in addressing the impact of COVID-19. First National Bank has been an active lender in the Paycheck Protection Program (PPP) with over $96 million in loans granted to Maine small businesses, at an average loan size of under $60,000. We have also worked with over 900 borrowers economically impacted by the virus, to modify or defer loan payments during this crisis. As of early July the lobbies of our sixteen banking offices re-opened to serve customers under appropriate safety and social distancing protocols. Approximately 40% of our staff continues to work remotely and our overall employee count has grown since the pandemic began. Our team has truly stepped up throughout this crisis, and our strong results are a testament to their efforts."
SECOND QUARTER 2020 FINANCIAL HIGHLIGHTS
•Total Assets increased $130.7 million in the second quarter to $2.3 billion.
•Loans outstanding at June 30, 2020 were $1.5 billion, an increase of $107.4 million in the quarter, and up $202.5 million or 16.2% from a year ago. Balances as of June 30, 2020 include $96.0 million in PPP loans.
•Low-cost deposits as of June 30, 2020 totaled $913.5 million, an increase of $141.0 million in the quarter, and up $165.7 million or 22.2% year-over-year.
•The ratio of non-performing assets to total assets improved to 0.41% as of June 30, 2020, down from 0.49% as of March 31, 2020 and from 0.83% as of June 30, 2019.
•Tangible Book Value increased to $17.07 per share, up from $16.97 at March 31, 2020 and $16.04 at June 30, 2019.
•Efficiency Ratio (non-GAAP) was 46.23% in the second quarter of 2020, down from 58.12% in the immediately preceding quarter and 50.80% in the second quarter of 2019. Year-to-date in 2020 the efficiency ratio (non-GAAP) stands at 52.13%, up from 50.63% for the first six months of 2019. The Company's efficiency ratio was elevated in the first quarter of 2020 due to charges taken to restructure several interest rate swap positions. In the absence of these charges, the non-GAAP efficiency ratio for the first six months of 2020 would have been 47.35%. (GAAP Efficiency Ratio was 46.71% for the three months ended June 30, 2020, and 52.21% for the six months then ended).
FINANCIAL CONDITION
Total assets at June 30, 2020 were $2.3 billion, up $130.7 million in the second quarter and up $268.4 million from a year ago. Second quarter growth was centered in earning assets which increased $127.3 million, most of which came from loans; year-over-year earning assets grew $259.0 million. Total loans grew $107.4 million during the quarter centered in PPP originations, while investments decreased $507,000. Second quarter loan growth outside of PPP was tempered by COVID-19's impact on the economy in the Bank's primary market area, and nationally. Non-PPP commercial loan balances increased $11.7 million during the period and municipal loans increased $6.1 million, while portfolio residential mortgages, home equity lines of credit, and consumer loan balances declined by a combined $6.4 million. Loans excluding PPP have grown $106.5 million, or 8.5%, from a year ago.

Total deposits at June 30, 2020 were $1.7 billion, up $95.5 million during the quarter, and up $147.2 million or 9.2% from June 30, 2019. Low-cost deposits increased $141.0 million in the second quarter with much of the growth attributable to various economic stimulus programs, including proceeds of PPP loans, being deposited back to the Bank. The increase in low-cost deposits and further utilization of borrowed funds, centered in overnight repurchase agreements with customers, allowed for a decrease in higher cost Certificates of Deposit, with balances down $54.3 million during the quarter.
The Company’s capital position remained strong as of June 30, 2020, with an estimated total risk-based capital ratio of 14.86%, and an estimated leverage capital ratio of 8.42%. Asset growth led to a decrease in leverage capital from 8.88% at December 31, 2019 and 8.72% at June 30, 2019; the total capital ratio is down from 15.27% as of December 31, 2019 and 15.42% as of June 30, 2019. The Company is eligible and enrolled to participate in the Federal Reserve's Paycheck Protection Program Liquidity Facility (PPPLF), but to date has elected not to do so. Had PPPLF been utilized to its fullest extent, the leverage capital ratio as of June 30, 2020 is estimated to have been 8.74%. Each of the Company’s capital ratios remain well in excess of regulatory requirements.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality continued to trend positively in the second quarter. As of June 30, 2020, the ratio of non-performing assets to total assets decreased to 0.41%, improved from 0.49% at March 31, 2020, and from 0.83% at June 30, 2019. Net charge-offs for the quarter were an annualized 0.03% of total loans, and year-to-date in 2020 have been annualized to 0.04% of total loans, each measure below the 0.07% experienced in the year ended December 31, 2019. Past due loans were 0.66% of total loans as of June 30, 2020, down from 1.62% of total loans at March 31, 2020, and 0.98% as of June 30, 2019.
The provision for loan losses totaled $2.4 million in the second quarter of 2020, compared with $250,000 for the same period in 2019. Despite continued improvement during the quarter in non-performing asset levels, continued positive charge-off metrics, and lower levels of past due loans, the uncertainties resulting from COVID-19 led management to substantially increase the second quarter provision based upon the potential impact of current economic conditions to borrowers. The allowance for loan losses stood at 0.97% of total loans as of June 30, 2020, up from the 0.88% of total loans at March 31, 2020, and 0.92% of loans at June 30, 2019. If PPP loan balances are excluded, the allowance as of June 30, 2020 would stand at 1.04% total loans.

The Company continues to actively work with borrowers impacted by the COVID-19 outbreak. As of June 30, 2020 a total of 867 loan modification requests for interest-only payments or deferred payments have been completed in conformance with inter-agency guidance issued in March, representing $239.5 million in loan balances, or approximately 16.5% of the overall loan portfolio. Another 78 modifications have been processed on the Bank's portfolio of sold loans serviced for Fannie Mae, Freddie Mac, or the Federal Home Loan Bank of Boston.

As of June 30, 2020 approximately 8.7% of the Company’s loan portfolio consisted of hospitality or restaurant industry borrowers, considered amongst the most impacted by COVID-19. We continue to be in frequent contact with our hospitality industry borrowers. To date 83 COVID-19 related loan modifications have been completed within the hospitality and restaurant segments representing $64.8 million in loan balances, or 51.5% of total hospitality and restaurant industry loans. Stress testing of the loan portfolio as a whole is ongoing.

OPERATING RESULTS
Net Income for the three months ended June 30, 2020 was $6.6 million, up $174,000 or 2.7% from the three months ended June 30, 2019. The Company’s Return on Average Assets of 1.18% for the quarter was down modestly from 1.28% for the second quarter of 2019. Return on Average Tangible Common Equity was 14.03% and 14.96% respectively for the same periods.
Contributing factors to the Company’s operating results in the three months ended June 30, 2020 included:
•Earning asset growth led to a $1.5 million increase in net interest income from the second quarter of 2019, an increase of 11.9%. Net interest margin for the second quarter of 2020 was 2.86%, down two basis points from the same period in 2019.
•Non-interest income was $4.6 million for the three months ended June 30, 2020, up $996,000 or 27.6% from the three months ended June 30, 2019. Strong refinance volume led to secondary market mortgage banking revenue increasing $1.0 million, or 289.9% year-over-year. Revenue increased $45,000, or 5.2% year-to-year at First National Wealth Management, the Bank’s trust and investment management division. Net gains on securities sold in the quarter added $427,000 to non-interest income, while service charge income and other income were both negatively impacted by lower transaction volume related to COVID-19.

•Non-interest expense for the three months ended June 30, 2020 was $8.9 million, up $187,000 or 2.1% from the three months ended June 30, 2019. Period to period increases in employee expenses and furniture & equipment expense were largely offset by savings in FDIC insurance premiums and other expenses.
As mentioned previously, First National Bank has been an active participant in the Paycheck Protection Program. As of June 30, 2020, the Bank's $96.0 million in PPP balances was comprised of 1,618 loans, representing an average loan size at origination of $59,369. The Company has accrued $3.73 million in associated fees, of which $382,000 were recognized in interest income in the second quarter.
DIVIDEND
On June 25, 2020 the Company's Board of Directors declared a second quarter dividend of 31 cents per share, an increase of one cent from the prior quarter. The second quarter dividend represents a payout to shareholders of 50.82% of earnings per share for the period, and was paid on July 20, 2020 to shareholders of record as of July 7, 2020.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.24 billion in assets. The Bank provides a complete array of commercial and retail banking services through sixteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	June 30, 2020	December 31, 2019	June 30, 2019
Assets
Cash and due from banks	$22,143	$14,433	$16,918
Interest-bearing deposits in other banks	21,907	11,310	917
Securities available for sale	311,500	360,520	322,570
Securities to be held to maturity	341,962	281,606	302,527
Restricted equity securities, at cost	10,545	8,982	8,982
Loans held for sale	4,950	154	—
Loans	1,451,623	1,297,075	1,249,132
Less allowance for loan losses	14,110	11,639	11,471
Net loans	1,437,513	1,285,436	1,237,661
Accrued interest receivable	11,055	7,167	9,966
Premises and equipment	20,712	21,305	21,045
Other real estate owned	851	279	289
Goodwill	29,805	29,805	29,805
Other assets	54,181	47,799	48,019
Total assets	$2,267,124	$2,068,796	$1,998,699
Liabilities
Demand deposits	$217,377	$169,777	$147,771
NOW deposits	432,407	393,569	363,092
Money market deposits	169,984	161,000	128,180
Savings deposits	263,720	236,141	236,915
Certificates of deposit	269,353	277,225	377,806
Certificates $100,000 to $250,000	322,613	345,241	268,296
Certificates $250,000 and over	64,667	67,513	70,896
Total deposits	1,740,121	1,650,466	1,592,956
Borrowed funds	278,805	184,955	181,858
Other liabilities	31,614	20,867	19,292
Total Liabilities	2,050,540	1,856,288	1,794,106
Shareholders' equity
Common stock	109	109	109
Additional paid-in capital	64,601	63,964	63,319
Retained earnings	151,083	144,839	138,493
Net unrealized gain on securities available-for-sale	7,100	3,657	2,750
Net unrealized loss on securities transferred from available for sale to held to maturity	(146)	(182)	(190)
Net unrealized gain (loss) on cash flow hedging derivative instruments	(6,187)	97	75
Net unrealized gain on postretirement costs	24	24	37
Total shareholders' equity	216,584	212,508	204,593
Total liabilities & shareholders' equity	$2,267,124	$2,068,796	$1,998,699
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,933,428	10,899,210	10,890,236
Book value per common share	$19.81	$19.50	$18.79
Tangible book value per common share	$17.07	$16.75	$16.04

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the six months ended June 30,		For the quarter ended June 30,
In thousands of dollars, except per share data	2020	2019	2020	2019
Interest income
Interest and fees on loans	$30,015	$29,457	$14,159	$14,900
Interest on deposits with other banks	79	97	5	29
Interest and dividends on investments	9,386	9,536	4,622	4,893
Total interest income	39,480	39,090	18,786	19,822
Interest expense
Interest on deposits	8,747	11,756	3,561	6,179
Interest on borrowed funds	1,324	1,485	734	693
Total interest expense	10,071	13,241	4,295	6,872
Net interest income	29,409	25,849	14,491	12,950
Provision for loan losses	2,750	625	2,350	250
Net interest income after provision for loan losses	26,659	25,224	12,141	12,700
Non-interest income
Investment management and fiduciary income	1,803	1,637	909	864
Service charges on deposit accounts	882	1,170	305	609
Net securities gains	1,179	—	427	—
Mortgage origination and servicing income	1,888	651	1,384	355
Other operating income	3,070	3,291	1,576	1,777
Total non-interest income	8,822	6,749	4,601	3,605
Non-interest expense
Salaries and employee benefits	9,687	8,833	4,662	4,423
Occupancy expense	1,408	1,287	695	635
Furniture and equipment expense	2,254	2,000	1,138	1,025
FDIC insurance premiums	359	439	186	231
Amortization of identified intangibles	22	22	11	11
Other operating expense	6,230	4,547	2,225	2,405
Total non-interest expense	19,960	17,128	8,917	8,730
Income before income taxes	15,521	14,845	7,825	7,575
Applicable income taxes	2,457	2,294	1,256	1,180
Net Income	$13,064	$12,551	$6,569	$6,395
Basic earnings per share	$1.20	$1.16	$0.61	$0.59
Diluted earnings per share	$1.20	$1.15	$0.60	$0.59

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the six months ended June 30,		As of and for the quarter ended June 30,
Dollars in thousands, except for per share amounts	2020	2019	2020	2019

Summary of Operations
Interest Income	$39,480	$39,090	$18,786	$19,822
Interest Expense	10,071	13,241	4,295	6,872
Net Interest Income	29,409	25,849	14,491	12,950
Provision for Loan Losses	2,750	625	2,350	250
Non-Interest Income	8,822	6,749	4,601	3,605
Non-Interest Expense	19,960	17,128	8,917	8,730
Net Income	13,064	12,551	6,569	6,395
Per Common Share Data
Basic Earnings per Share	$1.20	$1.16	$0.61	$0.59
Diluted Earnings per Share	1.20	1.15	0.60	0.59
Cash Dividends Declared	0.61	0.59	0.31	0.30
Book Value per Common Share	19.81	18.79	19.81	18.79
Tangible Book Value per Common Share	17.07	16.04	17.07	16.04
Market Value	21.70	26.85	21.70	26.85
Financial Ratios
Return on Average Equity (a)	12.07%	12.76%	12.11%	12.74%
Return on Average Tangible Common Equity (a)	13.99%	15.03%	14.03%	14.96%
Return on Average Assets (a)	1.21%	1.27%	1.18%	1.28%
Average Equity to Average Assets	10.02%	9.99%	9.75%	10.07%
Average Tangible Equity to Average Assets	8.64%	8.48%	8.41%	8.58%
Net Interest Margin Tax-Equivalent (a)	2.99%	2.90%	2.86%	2.88%
Dividend Payout Ratio	50.83%	50.86%	50.82%	50.85%
Allowance for Loan Losses/Total Loans	0.97%	0.92%	0.97%	0.92%
Non-Performing Loans to Total Loans	0.57%	1.23%	0.57%	1.23%
Non-Performing Assets to Total Assets	0.41%	0.83%	0.41%	0.83%
Efficiency Ratio	52.13%	50.63%	46.23%	50.80%
At Period End
Total Assets	$2,267,124	$1,998,699	$2,267,124	$1,998,699
Total Loans	1,451,623	1,249,132	1,451,623	1,249,132
Total Investment Securities	664,007	634,079	664,007	634,079
Total Deposits	1,740,121	1,592,956	1,740,121	1,592,956
Total Shareholders' Equity	216,584	204,593	216,584	204,593
(a) Annualized using a 366-day basis for 2020 and a 365-day basis for 2019

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2020 and 2019.

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net interest income as presented	$29,409	$25,849	$14,491	$12,950
Effect of tax-exempt income	1,154	1,151	582	589
Net interest income, tax equivalent	$30,563	$27,000	$15,073	$13,539

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Non-interest expense, as presented	$19,960	$17,128	$8,917	$8,730
Net interest income, as presented	29,409	25,849	14,491	12,950
Effect of tax-exempt interest income	1,154	1,151	582	589
Non-interest income, as presented	8,822	6,749	4,601	3,605
Effect of non-interest tax-exempt income	83	83	41	41
Net securities gains	(1,179)	—	(427)	—
Adjusted net interest income plus non-interest income	$38,289	$33,832	$19,288	$17,185
Non-GAAP efficiency ratio	52.13%	50.63%	46.23%	50.80%
GAAP efficiency ratio	52.21%	52.54%	46.71%	52.73%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Average shareholders' equity as presented	$217,661	$198,411	$218,191	$201,384
Less intangible assets	(29,925)	(29,968)	(29,934)	(29,978)
Tangible average shareholders' equity	$187,736	$168,443	$188,257	$171,406

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Richard M. Elder, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3195.